Exhibit 99.1
Solaris Energy Infrastructure Announces Fourth Quarter and Full Year 2025 Results, Updated Earnings Guidance, Power Contracting Progress, Continued Shareholder Returns
HOUSTON, Texas, February 24, 2026 — (BUSINESS WIRE) — Solaris Energy Infrastructure, Inc. (NYSE:SEI) (“Solaris” or the “Company”), today announced fourth quarter 2025 financial and operational results and provided updated earnings guidance.
Fourth Quarter and Full Year 2025 Summary Results and Key Updates
•Fourth Quarter 2025 Revenue and Profitability
◦Revenue of $180 million increased 8% sequentially from third quarter 2025.
◦Net loss of $4 million and $(0.04) per diluted Class A common share; Adjusted pro forma net income(1) of $30 million and $0.35 per fully diluted share.
◦Adjusted EBITDA(1) of $69 million increased 1% sequentially from third quarter 2025.
◦Adjusted EBITDA attributable to Solaris(1)(4) of approximately $71 million, which excludes the EBITDA loss attributable to the non-controlling interest in Stateline Power, LLC (“Stateline”), the Company’s joint venture to provide approximately 900 megawatts (“MW”) of primary power to an artificial intelligence data center.
◦Full Year 2025 Revenue and Profitability

◦Revenue growth of 99% compared to 2024 and net income growth of 102%; Adjusted EBITDA grew by 137% year over year. Adjusted pro forma net income was up 278% and up 150% per fully diluted share.

•Guidance (1)(2)
◦Increasing first quarter 2026 Adjusted EBITDA guidance to $72-77 million from previous guidance of $70-75 million and establishing second quarter 2026 Adjusted EBITDA guidance at $76-84 million.
•Power Solutions Contracting Progress
◦On February 12, 2026, the Company entered into an agreement to provide over 500 MW of power to a leading hyperscaler for an initial term of 10 years, with an option to extend an additional 5 years, beginning in the first quarter of 2027.
•Shareholder Returns
◦On February 20, 2026, the Company’s board of directors approved a first quarter 2026 dividend of $0.12 per share, to be paid on March 20, 2026, to holders of record as of March 10, 2026, which, once paid, will represent Solaris’ 30th consecutive dividend.
CEO Commentary
“Solaris finished the year strong, with continued execution across both our segments and we are building on that momentum in early 2026,” commented Bill Zartler, Solaris’ Chairman and Co-Chief Executive Officer. “In Solaris Power Solutions, we added a significant new long-term customer, allowing us to build on our proven track record of providing reliable, scalable behind-the-meter power solutions. In Solaris Logistics Solutions, activity levels rebounded sharply from third quarter lows, and we continued to generate strong free cash flow.”
Co-Chief Executive Officer Amanda Brock, added “We are in advanced discussions with customers for Power Solutions capacity that significantly surpasses our current open availability, underscoring strong demand in the market. We are developing a diversified business, not just in customers but also capabilities, which gives us and our customers confidence in Solaris’ continued ability to execute at scale and deliver value in the fast-evolving power markets.”

Segment Results (3)
Solaris Power Solutions
•Activity – Fourth quarter 2025 averaged approximately 780 MW of capacity earning revenue, which was approximately flat compared to approximately 760 MW in third quarter 2025.
•Revenue – Fourth quarter 2025 revenue of $104 million was approximately flat from third quarter 2025.
•Profitability – Fourth quarter 2025 Segment Adjusted EBITDA (1)(3) of $53 million decreased 8% from third quarter 2025 due to a less favorable project mix and related timing impacts on costs.
Solaris Logistics Solutions
•Activity – 93 fully utilized systems, an increase of 11% sequentially from third quarter 2025.
•Revenue – Fourth quarter 2025 revenue of $76 million increased 23% from third quarter 2025.
•Profitability – Fourth quarter 2025 Segment Adjusted EBITDA (1)(3) of $23 million increased 31% from third quarter 2025 due primarily to the increase in fully-utilized system count and lower fixed cost absorption.
Footnotes

(1)	See “About Non-GAAP Measures” below for additional detail and reconciliations of GAAP to non-GAAP measures in the accompanying financial tables. Due to the forward-looking nature of such metrics, a reconciliation of 2026 first and second quarter Adjusted EBITDA to the most directly comparable GAAP measure cannot be provided without unreasonable efforts.
(2)
Please refer to the Earnings Supplemental Slides posted under “Events” on the Investor Relations section of the Company’s website solaris-energy.com for more detail on activity and financial guidance, including expected estimated capital expenditures.

(3)	Segment Adjusted EBITDA excludes Corporate and other Adjusted EBITDA.
(4)	Adjusted EBITDA attributable to Solaris excludes the 49.9% non-controlling interest share of Stateline’s Adjusted EBITDA attributable to the Company’s partner in the previously announced Stateline joint venture.
Conference Call
Solaris will host a conference call to discuss its results for fourth quarter 2025 on Wednesday, February 25, 2026 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (844) 413-3978, or for participants outside of the United States (412) 317-6594. Participants should ask the operator to join the Solaris Energy Infrastructure, Inc. call. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website at solaris-energy.com.
An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (855) 669-9658 within the United States or (412) 317-0088 outside of the United States. The conference call replay access code is 1195904. The replay will also be available in the Investor Relations section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.
About Non-GAAP Measures
In addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), this news release presents non-GAAP financial measures. Management believes that EBITDA, Adjusted EBITDA, Adjusted pro forma net income and Adjusted pro forma earnings per fully diluted share provide useful information to investors regarding the Company’s financial condition and results of operations because they reflect the core operating results of our businesses and help facilitate comparisons of operating performance across periods. Although management believes the aforementioned non-GAAP financial measures are good tools for internal use and the investment community in evaluating Solaris’ overall financial performance, the foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying financial tables.

About Solaris Energy Infrastructure, Inc.
Solaris Energy Infrastructure, Inc. (NYSE:SEI) delivers power generation and distribution solutions, and logistics equipment and services, serving clients in the data center, energy, and other commercial and industrial sectors. Additional information is available on our website, solaris-energy.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of forward-looking statements include, but are not limited to, our business strategy, our industry, our future profitability, changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements, and the impact of such policies on us, our customers and the global economic environment, the success of Stateline and associated transactions and its impact on the financial condition and results of operations of our Solaris Power Solutions segment, the anticipated growth of our power fleet and sources of financing thereafter, the volatility in global oil markets, expected capital expenditures and the impact of such expenditures on performance, management changes, current and potential future long-term contracts, our future business and financial performance and our results of operations, and the other risks discussed in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the U.S. Securities Exchange Commission (the “SEC”) on March 5, 2025, Part II, Item 1A. “Risk Factors” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 filed with the SEC on May 7, 2025, June 30, 2025 filed with the SEC on August 1, 2025 and September 30, 2025 filed with the SEC on November 6, 2025 and Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 to be filed with the SEC subsequent to the issuance of this communication. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to the factors discussed or referenced in our filings made from time to time with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

SOLARIS ENERGY INFRASTRUCTURE, INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2025	2024	2025	2025	2024

Service revenue	$90,766	$64,581	$84,421	$349,848	$263,206
Service revenue - related parties	—	—	—	—	13,465
Leasing revenue	88,936	31,716	82,422	272,357	36,420
Total revenue	179,702	96,297	166,843	622,205	313,091

Operating costs and expenses:
Cost of services, excluding depreciation and amortization	57,264	45,131	52,190	215,636	176,971
Cost of leasing revenue, excluding depreciation	43,768	6,849	36,613	121,158	7,950
Non-leasing depreciation and amortization	12,308	11,625	12,598	49,932	41,183
Depreciation of leasing equipment	11,181	5,103	9,757	34,353	6,035
Gain on sale of Kingfisher facility (1)	—	(7,461)	—	—	(7,461)
Gain on reversal of property tax contingency (2)	—	—	—	—	(2,483)
Selling, general and administrative	15,939	10,569	15,546	61,658	35,617
Other operating expense, net (3)	(607)	(1,258)	2,226	4,082	2,463
Total operating costs and expenses	139,853	70,558	128,930	486,819	260,275
Operating income	39,849	25,739	37,913	135,386	52,816
Interest expense	(4,138)	(8,090)	(10,239)	(27,587)	(13,272)
Interest income	2,974	698	1,201	6,732	1,464
Loss on debt extinguishment (4)	(41,451)	—	—	(41,451)	(4,085)
(Loss) income before income tax expense	(2,766)	18,347	28,875	73,080	36,923
Provision for income taxes	(743)	(4,343)	(4,061)	(14,678)	(8,005)
Net (loss) income	(3,509)	14,004	24,814	58,402	28,918
Less: net income related to non-controlling interests	1,853	(7,753)	(10,264)	(28,233)	(13,110)
Net (loss) income attributable to Solaris Energy Infrastructure, Inc.	(1,656)	6,251	14,550	30,169	15,808
Less: income attributable to participating securities (5)	(233)	(410)	(568)	(1,260)	(1,040)
Net (loss) income attributable to Class A common shareholders	$(1,889)	$5,841	$13,982	$28,909	$14,768

Earnings per share of Class A common stock - basic	$(0.04)	$0.20	$0.32	$0.69	$0.51
Earnings per share of Class A common stock - diluted	$(0.04)	$0.19	$0.31	$0.66	$0.50

Basic weighted average shares of Class A common stock outstanding	49,503	29,747	43,770	41,859	28,763
Diluted weighted average shares of Class A common stock outstanding	49,503	30,447	50,429	49,520	29,235
1)Represents gain recognized on the sale of a 300-acre transload facility located in in Kingfisher, Oklahoma and termination of an associated lease. All assets had zero carrying value at time of sale.
2)Represents reversal of a portion of previously recognized property tax contingency following a settlement agreement with the Brown County Appraisal District in Texas.
3)Other operating expense, net includes the change in Tax Receivable Agreement liability, gains or losses on the sale or disposal of assets, credit losses or recoveries, office space sublease income, transaction costs and other settlements.
4)Loss in 2025 relates to prepayment penalty and unamortized debt issuance costs of the Term Loan, which was extinguished in the fourth quarter of 2025 following the issuance of convertible notes. Loss in 2024 primarily consists of the write-off of the unamortized portion of debt financing costs associated with securing a bridge financing facility, which had not been utilized and was subsequently extinguished upon obtaining alternative financing for the acquisition of Mobile Energy Rentals LLC (“MER,” and such acquisition, the “MER Acquisition”).
5)The Company’s unvested restricted shares of common stock are participating securities because they entitle the holders to non-forfeitable rights to dividends until the awards vest or are forfeited.

SOLARIS ENERGY INFRASTRUCTURE, INC
SEGMENT REPORTING
(In thousands)
(Unaudited)
We report two distinct business segments, which offer different services and align with how our chief operating decision makers assesses operating performance and allocates resources.
Our reporting segments are:
•Solaris Power Solutions – delivers power generation and distribution solutions. The segment’s offerings support data center, energy, and other commercial and industrial sector customers by providing flexible, on-demand power infrastructure.
•Solaris Logistics Solutions – designs and manufactures specialized equipment that enables the efficient management of raw materials used in the completion of oil and natural gas wells. Solaris’ equipment-based logistics services include field technician support, software solutions, and may also include last mile and mobilization services.
We evaluate the performance of our business segments based on Adjusted EBITDA. We define Adjusted EBITDA as our net income plus depreciation and amortization expense, interest expense, income tax expense, stock-based compensation expense, and certain non-cash items and any extraordinary, unusual or non-recurring gains, losses or expenses.
Summarized financial information by business segment is shown below. The financial information by business segment for prior periods has been restated to reflect the changes in reportable segments.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2025	2024	2025	2025	2024
Revenue
Solaris Power Solutions	$103,563	$33,895	$104,939	$333,502	$38,634
Solaris Logistics Solutions	76,139	62,402	61,904	288,703	274,457
Total revenues	$179,702	$96,297	$166,843	$622,205	$313,091

Adjusted EBITDA
Solaris Power Solutions	$53,445	$23,693	$58,138	$189,145	$26,815
Solaris Logistics Solutions	22,773	19,089	17,427	88,887	97,567
Corporate and other	(7,453)	(5,395)	(7,604)	(33,818)	(21,280)
Adjusted EBITDA*	$68,765	$37,387	$67,961	$244,214	$103,102

Capital expenditures
Solaris Power Solutions	$252,581	$124,711	$61,205	$639,374	$180,668
Solaris Logistics Solutions	1,803	1,910	1,501	6,997	7,433
Corporate and other	117	30	96	386	318
Total capital expenditures	$254,501	$126,651	$62,802	$646,757	$188,419

*	See “About Non-GAAP Measures” above for additional detail and reconciliations of GAAP to non-GAAP measures in the accompanying financial tables.

SOLARIS ENERGY INFRASTRUCTURE, INC
RECONCILIATION AND CALCULATION OF NON-GAAP FINANCIAL AND OPERATIONAL MEASURES
(In thousands, except per share data)
(Unaudited)
EBITDA AND ADJUSTED EBITDA
We view EBITDA and Adjusted EBITDA as important indicators of performance. We use them to assess our results of operations because it allows us, our investors and our lenders to compare our operating performance on a consistent basis across periods by removing the effects of varying levels of interest expense due to our capital structure, depreciation and amortization due to our asset base and other items that impact the comparability of financial results from period to period. We present EBITDA and Adjusted EBITDA because we believe they provide useful information regarding trends and other factors affecting our business in addition to measures calculated under generally accepted accounting principles in the United States (“GAAP”).
We define EBITDA as net income, plus (i) depreciation and amortization expense, (ii) interest expense and (iii) income tax expense. We define Adjusted EBITDA as EBITDA plus (i) stock-based compensation expense and (ii) certain non-cash items and extraordinary, unusual or non-recurring gains, losses or expenses.
EBITDA and Adjusted EBITDA should not be considered in isolation or as substitutes for an analysis of our results of operation and financial condition as reported in accordance with GAAP. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation of the GAAP financial measure of net income to the non-GAAP financial measure of Adjusted EBITDA.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2025	2024	2025	2025	2024

Net (loss) income	$(3,509)	$14,004	$24,814	$58,402	$28,918
Depreciation and amortization	23,489	16,728	22,355	84,285	47,218
Interest expense	4,138	8,090	10,239	27,587	13,272
Interest income	(2,974)	(698)	(1,201)	(6,732)	(1,464)
Provision for income taxes (1)	743	4,343	4,061	14,678	8,005
EBITDA	$21,887	$42,467	$60,268	$178,220	$95,949
Stock-based compensation expense (2)	5,896	3,043	5,278	19,658	10,592
Loss on extinguishment of debt (3)	41,451	—	—	41,451	4,085
Transaction and acquisition costs (4)	45	416	278	2,180	4,358
Gain on sale of Kingfisher facility (5)	—	(7,461)	—	—	(7,461)
Property tax contingency (6)	—	—	—	—	(2,483)
Accrued property tax (7)	—	—	—	—	(1,794)
Change in Tax Receivable Agreement liability (8)	(663)	(1,559)	3,024	2,361	(1,598)
Other (9)	149	481	(887)	344	1,454
Adjusted EBITDA	68,765	37,387	67,961	244,214	103,102
Adjusted EBITDA loss attributable to Stateline non-controlling interest (10)	2,515	—	2,439	6,584	—
Adjusted EBITDA attributable to Solaris	$71,280	$37,387	$70,400	$250,798	$103,102

(1)United States federal and state income taxes.
(2)Represents stock-based compensation expense related to restricted stock awards and performance-based restricted stock units.
(3)Loss in 2025 relates to prepayment penalty and unamortized debt issuance costs of the Term Loan, which was extinguished in the fourth quarter of 2025 following the issuance of convertible notes. Loss in 2024 primarily consists of the write-off of the unamortized portion of debt financing costs associated with securing a bridge financing facility, which had not been utilized and was subsequently extinguished upon obtaining alternative financing for the MER Acquisition.
(4)Represents transaction costs incurred to establish Stateline and acquisition costs to affect the acquisitions of MER and HVMVLV, LLC.
(5)Represents gain recognized on the sale of a 300-acre transload facility located in in Kingfisher, Oklahoma and termination of an associated lease. All assets had zero carrying value at time of sale.
(6)Represents reversal of a portion of previously recognized property tax contingency following a settlement agreement with the Brown County Appraisal District in Texas.
(7)Represents reversal of previously recognized accrued property tax expenses following a settlement agreement with the Brown County Appraisal District in Texas, included in cost of services in the consolidated statements of operations.
(8)Change in liability due to state tax rate change.
(9)Other primarily consists of credit losses, the net effect of loss/gain on disposal of assets and lease terminations, and inventory write-offs.
(10)Represents the 49.9% non-controlling interest share of Stateline’s Adjusted EBITDA loss attributable to the Company’s partner.

CASH AND DEBT ATTRIBUTABLE TO SOLARIS

	December 31, 2025	December 31, 2024
Cash attributable to Solaris:
Cash and cash equivalents	$353,319	$114,255
Restricted cash (1)	—	45,612
Consolidated cash	$353,319	$159,867
Less: cash attributable to Stateline non-controlling interest	(13,903)	—
Cash and cash equivalents and restricted cash attributable to Solaris	$339,416	$159,867

Debt attributable to Solaris:
Long-term debt, current portion	$4,033	$8,125
Long-term debt, net of current portion	179,986	307,605
Convertible notes	880,441	—
Consolidated debt and convertible notes	$1,064,460	$315,730
Less: debt attributable to Stateline non-controlling interest	(91,825)	—
Debt attributable to Solaris	$972,635	$315,730
(1)Cash segregated for capital expenditures.

ADJUSTED PRO FORMA NET INCOME AND ADJUSTED PRO FORMA EARNINGS PER FULLY DILUTED SHARE
Adjusted pro forma net income represents net income attributable to Solaris assuming the full exchange of all outstanding membership interests in Solaris Energy Infrastructure, LLC (“Solaris LLC”) not held by Solaris Energy Infrastructure, Inc. for shares of Class A common stock, adjusted for certain non-recurring items that the Company doesn't believe directly reflect its core operations and may not be indicative of ongoing business operations. Adjusted pro forma earnings per fully diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding units of Solaris LLC (“Solaris LLC Units”), after giving effect to the dilutive effect of outstanding equity-based awards.
When used in conjunction with GAAP financial measures, adjusted pro forma net income and adjusted pro forma earnings per fully diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period over period and relative to its competitors. By assuming the full exchange of all outstanding Solaris LLC Units, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in net income attributable to Solaris as a result of increases in its ownership of Solaris LLC, which are unrelated to the Company's operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.
Adjusted pro forma net income and adjusted pro forma earnings per fully diluted share are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income and adjusted pro forma earnings per fully diluted share should not be considered alternatives to net income and earnings per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, it does not account for the earnings attributable to the non-controlling interest holders and therefore does not provide a complete understanding of the net income attributable to Solaris. Adjusted pro forma net income and adjusted pro forma earnings per fully diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net income to net income attributable to Solaris, the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully diluted share are set forth below.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2025	2024	2025	2025	2024
Numerator:
Net (loss) income attributable to Solaris	$(1,656)	$6,251	$14,550	$30,169	$15,808
Adjustments:
Reallocation of net income (loss) attributable to non-controlling interests from the assumed exchange of LLC Interests (1)	(1,929)	7,753	10,058	27,810	13,110
Loss on extinguishment of debt (2)	41,451	—	—	41,451	4,085
Transaction and acquisition costs (3)	45	416	278	2,180	4,358
Gain on sale of Kingfisher facility (4)	—	(7,461)	—	—	(7,461)
Property tax contingency (5)	—	—	—	—	(2,483)
Accrued property tax (6)	—	—	—	—	(1,794)
Change in Tax Receivable Agreement liability (7)	(663)	(1,559)	3,024	2,361	(1,598)
Other (8)	149	481	(887)	344	1,454
Net loss attributable to Stateline non-controlling interest (9)	2,464	—	2,432	6,516	—
Incremental income tax expense	(9,408)	1,553	(5,646)	(16,699)	(591)
Adjusted pro forma net income	$30,453	$7,434	$23,809	$94,132	$24,888
Denominator:
Diluted weighted average shares of Class A common stock outstanding	49,503	30,447	43,770	49,520	29,235
Adjustments:
Potentially dilutive shares (10)	37,660	31,987	30,831	25,941	20,544
Adjusted pro forma fully weighted average shares of Class A common stock outstanding - diluted	87,163	62,434	74,601	75,461	49,779
Adjusted pro forma earnings per share - diluted	$0.35	$0.12	$0.32	$1.25	$0.50
(1)Assumes the exchange of all outstanding Solaris LLC Units for shares of Class A common stock at the beginning of the relevant reporting period, resulting in the elimination of the non-controlling interest and recognition of the net income attributable to non-controlling interests.
(2)Loss in 2025 relates to prepayment penalty and unamortized debt issuance costs of the Term Loan, which was extinguished in the fourth quarter of 2025 following the issuance of convertible notes. Loss in 2024 primarily consists of the write-off of the unamortized portion of debt financing costs associated with securing a bridge financing facility, which had not been utilized and was subsequently extinguished upon obtaining alternative financing for the MER Acquisition.
(3)Represents transaction costs incurred to establish Stateline and acquisition costs to affect the acquisitions of MER and HVMVLV, LLC.
(4)Represents gain recognized on the sale of a 300-acre transload facility located in in Kingfisher, Oklahoma and termination of an associated lease. All assets had zero carrying value at time of sale.
(5)Represents reversal of a portion of previously recognized property tax contingency following a settlement agreement with the Brown County Appraisal District in Texas.
(6)Represents reversal of previously recognized accrued property tax expenses following a settlement agreement with Brown County Appraisal District in Texas, included in cost of services in the consolidated statements of operations.
(7)Change in liability due to state tax rate change.
(8)Other primarily consists of credit losses, the net effect of loss/gain on disposal of assets and lease terminations, and inventory write-offs.
(9)Represents the 49.9% non-controlling interest share of Stateline’s net loss attributable to the Company’s partner.
(10)Represents the weighted-average potentially dilutive effect of Class B common stock, unvested restricted stock awards, unvested performance-based restricted stock units, outstanding stock options, and shares issuable upon conversion of the convertible notes.

Contacts:
Yvonne Fletcher
Senior Vice President, Finance and Investor Relations
(281) 501-3070
IR@solaris-energy.com